Exhibit 10.5

ATLANTA MEMBERSHIP AGREEMENT
101 NEREM STREET NW, SUITE 1000, ATLANTA, GA 30313

Membership Details Form

Member Company Name (Legal Name):	GeoVax Labs, Inc.

Start Date:	11/1/2025

End Date:	10/31/2028

Commitment Term:	3 Years (36 Months)

Active Assets Included in Membership Fee:	Portal Innovations 101 Nerem Street NW, Suite 1000, Atlanta, GA 30313 6 – Open Office Desks (#22, #23, #24, #25, #26, #27) 2 Private Wet Lab Suites (#1054, #1056) Total Monthly Fee: $16,000

Set-Up Fee:	One-time $500 fee billed for each member. Each additional member will be billed in the month following written requests from the company at a rate of $500/member.*

Monthly Membership Fee:	$16,000

Security Deposit:

$17,000

$16,000 first month rent

$1,000 cleaning fee

You shall not be permitted to move into the space until the Service Retainer has been fully paid, as described in Sections 4(a) and 5(a) of this Agreement.

Payment Method:	ACH Transfer

Number of Individual Memberships/Capacity:	12 (2 per office desk)

Parking Fees (if applicable):	Established and invoiced separately via Legacy Parking

Notes:

GeoVax, Inc. has the right to add up to 2 wet lab bench assets for $1,200 each in the first year of membership (11/1/2025 – 10/31/2026)

GeoVax, Inc. is able to use 1 Office #1043 and 6 Open Office Desks #98, #99, #100, #101, #102, #103 in addition to its listed assets without an additional monthly fee. This additional space is subject to availability or until they are needed to meet future customer demand

Each new member using the office assets listed above are subject to the $500 one-time member set-up fee as listed in “Set-Up Fee” in this Membership Details Form

*Security Deposit and Set-Up Fee due on the date hereof.

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Contact Information – For Company

Primary Member

Primary Member Name:

Phone Number:

Alternate Phone:

Email:

Address:

If the Primary Member is also the Authorized Signatory, please check here:

If the Primary Member is also the Billing Contact, please check here:

Authorized Signatory
(if different than Primary Member)

Authorized Signatory Name: Mark Reynolds

Title: Chief Financial Officer

Phone Number: 678-770-9661

Email: mreynolds@geovax.com

Address:

Billing Contract (if different than Primary Member or Authorized Signatory)

Name:

Email:

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Contact Email – For Zoe BP Atlanta JV LLC (“ZoE”): Eddie Lai eddie.lai@portalinnovations.com

This Agreement, including the Terms and Conditions and Membership Details Form, will be effective when signed by both parties. In the event of any conflict between the Terms and Conditions and the Membership Details Form, the Membership Details Form shall prevail.

By signing this Agreement you represent to us that you have the proper authority to execute this Agreement on behalf of the company listed above and incur the obligations described in this Agreement on behalf of such company.

Zoe BP Atlanta JV LLC By: Portal Innovations Science Square Labs, LLC Its: Manager

Signature:

Name (Print): Anna Tomaszewski

Title: Vice President, Business Development

Date:

Company Signature

Company Name: GeoVax Labs, Inc.

Signature:

Name (Print): Mark Reynolds

Title: Chief Financial Officer

Date:

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TERMS & CONDITIONS

1.	DEFINITIONS

“Agreement” means, collectively, these Terms & Conditions (the “Terms and Conditions”), the attached Membership Details Form cover page(s) (the “Membership Details Form”), the attached Waiver Letter, and any other attachments, exhibits, and/or supplements.

“Authorized Signatory” means an individual authorized to legally bind your company.

“Capacity” means the maximum number of Memberships allotted to your Laboratory Space as set forth in the Membership Details Form.

“Commitment Term” means the period of time from the Start Date to the last day of the period set forth on the Membership Details Form under “Commitment Term” with respect to each Individual Lab Number, and which may be extended upon mutual agreement of the parties.

“Individual Lab Number” means each Individual Lab Number and/or workspace location as may be specified in the Membership Details Form. If the symbol “Ø” is included on the Membership Details Form, we will provide the Individual Lab Number(s) for the agreed upon Capacity prior to the Start Date.

“Main Premises” means the Premises in which the Laboratory Space is located, as set forth in the Membership Details Form.

“Member” means each person you authorize to receive the Services (defined below) (each Member granted a “Membership”).

“Member Company” or “you” means the company, entity, or individual entering into this Agreement as listed in the Membership Details Form.

“Laboratory Space” means the actual laboratory or workspace corresponding to the Individual Lab Number(s), taken together.

“Premises” means a building or portion of a building at 101 Nerem Street NW, Suite 1000, Atlanta, GA 30313, in which ZoE offers workstations, other workspaces, and/or other services to Members.

“Primary Member” means the primary in-Premises Member contact for ZoE.

“Regular Business Days” are all weekdays, except local bank/government holidays.

“Regular Business Hours” are generally from 9:00 a.m. to 6:00 p.m. on Regular Business Days.

“Set-Up Fee” means the fee you will be charged for each individual Membership included in the Capacity of your Laboratory Space; you are obligated to pay the Set-Up Fee for each Individual Lab that you occupy, including such Set- up Fees as may be due upon transfer, including upgrade or downgrade (i.e. transferring to a Laboratory Space with a higher or lower Capacity), of Laboratory Space.

“Start Date” means the date set forth in the Membership Details Form upon which the Services will begin being provided with respect to each Individual Lab Number.

“ZoE,” “we” or “us” means the ZoE entity you are contracting with.

“ZoE Member Network” means the ZoE members-only online community accessed through the internet or our mobile app.

2.	THE BENEFITS OF MEMBERSHIP

a.

Services. Subject to the terms and conditions of this Agreement, and any other policies we make available to you with prior notice from time to time, during the Term (defined below), ZoE will use commercially reasonable efforts to provide you (and your Members, as applicable) the services described below. These services are referred to in this Agreement as the “Services.”

i.	Non-exclusive access to the Laboratory Space.

ii.

Regular maintenance of the Laboratory Space, consistent with the maintenance provided to similar laboratory spaces in the Premises, provided we will not be responsible for any damage to any equipment or any other property owned by you and found in the Laboratory Space or damage to the Laboratory Space exceeding normal wear and tear.

iii.

Furnishings for the Laboratory Space of the quality and in the quantity typically provided to other member companies with similar Laboratory Space, workstations, and/or other workspace, as applicable, in the Premises.

iv.	Access to and use of the ZoE Member Network in accordance with the terms of services available on our website.

v.	Access to and use of the shared Internet connection in accordance with the terms of services available on our website (www.portalinnovations.com/internet_TOS/).

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vi.	Use of the printers, copiers and/or scanners available to our members and member companies, in accordance with the terms described herein.

vii.

Use of the conference rooms in your Main Premises and use of conference rooms in any other ZoE Premises during Regular Business Hours, in each case subject to availability and your prior reservation of such conference rooms, in accordance with the terms described herein.

viii.	Heat and air-conditioning in the Laboratory Space during Regular Business Hours on Regular Business Days.

ix.	Electricity for reasonably acceptable laboratory use.

x.	Use of kitchens and beverages made available to our members and member companies.

xi.	Acceptance of mail and deliveries on behalf of your business during Regular Business Hours on Regular Business Days

xii.	Opportunity to participate in members-only events, beneﬁts and promotions.

Other services may be provided for an additional fee, such as tech and operation services all subject to availability at the Main Premises and any additional terms and expenses applicable to those services.

b.

Our Reserved Rights. We are entitled to access your Laboratory Space, with or without notice, in connection with our provision of the Services, for safety or emergency purposes or for any other purposes. We may temporarily move furnishings contained in your Laboratory Space. We reserve the right to alter or relocate your Laboratory Space, provided that we will not do so in a manner that substantially decreases the square footage of your assigned Laboratory Space or related amenities. We may also modify or reduce the list of Services or furnishings provided for your Laboratory Space at any time. The Services may be provided by us, an affiliate or a third party.

c.

Laboratory Space Not Timely Available. If we are unable to make the Laboratory Space available by the Start Date for any reason whatsoever we will not be subject to any liability related to such inability, nor will such inability affect the enforceability of this Agreement. This Agreement shall remain in full force and effect, provided that: (i) the failure to provide access to the Laboratory Space does not last longer than two (2) months and (ii) at our sole discretion we will either (x) provide you with alternate Laboratory Space (which may or may not be within a ZoE building) with reasonably comparable Capacity during such period and charge your Membership Fee or (y) not charge you the Membership Fee during the period the Laboratory Space is not available to you. Following the two (2) month period set forth in (i) above, you shall have the ability to terminate this Agreement upon seven (7) days’ prior notice to us. If we do provide you alternate Laboratory Space as described in clause (x) above, during the period we provide you with such alternate Laboratory Space, the individuals named as Members shall be deemed to be Members and otherwise shall be fully subject to the terms of this Agreement. Notwithstanding anything in this paragraph to the contrary, if the delay in providing the Laboratory Space is due to your actions or inactions or due to changes in or work to the Laboratory Space requested by you, we will not be subject to any liability related to such delay nor will such delay affect the validity of this Agreement and we shall have no obligations to provide you with the benefits described in subsections (x) and (y) of this paragraph and you shall not be entitled to terminate this Agreement and shall be liable for the payment of the Membership Fees from the Start Date.

d.

Access Prior to Start Date. If we, in our sole discretion, provide you with access to your Laboratory Space for any period of time prior to your Start Date (a “Soft Open Period”), during any such Soft Open Period you and your Members shall be fully subject to the terms of this Agreement, regardless of whether we choose to charge you the Membership Fee during any such Soft Open Period.

3.	YOUR MEMBERS

a.

Member List. You are responsible for maintaining the accuracy of your list of Members on the ZoE Member Network (your “Member List”). Only those individuals included on the Member List will be deemed to be “Members” and entitled to receive the Services described in this Agreement. To the extent permitted by law, all of your Members shall be required to provide valid government issued identification in order to be issued an activated key card to access the Premises. If the number of Members or other individuals regularly using your Laboratory Space exceeds the Capacity, you will be required to pay the then current additional fee as set forth on our website. In no event will the number of Members exceed 1.5 times the Capacity, regardless of additional fees paid; however affiliated members with other active memberships offered by ZoE such as We Membership, Hot Desk, and/or separate Dedicated Desk Memberships using desks outside of the Laboratory Space will not count towards this limit. We reserve the right to further limit the number of Members allowed at any point. Members will be able to begin using, accessing, and or receiving the Services on the later of (i) the Start Date or (ii) the date we confirm the addition of an individual to the Member List.

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Upon the addition of a Member to the Member List, ZoE will create a profile for such Member on the ZoE Member Network. Such profile will be viewable by us, our employees and agents, and other members. The created profile will include only the Member’s name and the Member Company; any additional information, including a photograph, shall be added solely as determined by you or your Members.

b.

Changes to or Removal of Primary Member or Authorized Signatory. An Authorized Signatory generally has the sole authority to make changes to or terminate this Agreement. A Primary Member will generally serve as ZoE’s primary contact regarding matters that involve your Members, the physical Laboratory Space or the Premises. If no Authorized Signatory other than the Primary Member is designated by you on the Membership Details Form, the Primary Member will serve as the Authorized Signatory. We will be entitled to rely on communications to or from the Authorized Signatory or Primary Member as notice to or from the applicable Member Company. However, an Executive Officer of the applicable Member Company (“Executive Officer”) will have the authority to override the request of an Authorized Signatory or Primary Member, as applicable, provided that we receive such a request within 24 hours following such Authorized Signatory’s or Primary Member’s request. We will be entitled to request reasonable documentation to conﬁrm that an individual claiming to be an Executive Officer truly is one and to exercise our discretion in determining whether a particular position constitutes an “Executive Officer.” An Executive Officer will also have the authority to remove or replace the individual serving as the Authorized Signatory and/or Primary Member. Unless we receive instructions from the Authorized Signatory or Executive Officer, if the individual designated as the Primary Member ceases to provide services to the Member Company or ceases using the Laboratory Space regularly, we will use our reasonable judgment in designating a replacement Primary Member.

4.	MEMBERSHIP FEES; PAYMENTS

a.

Payments Due Upon Signing. Upon submitting a signed and completed Agreement, you will be obligated to deliver to us, in the amount(s) set forth on your Membership Details Form, (i) the Security Deposit, (ii) Cleaning Fee, and (iii) the Set-Up Fee.

b.

Membership Fee. During the Term (defined below) of this Agreement, your Membership Fee will be due monthly and in advance as of the first (1st) day of each month. You are obligated to make payment of all Membership Fees owed throughout the Commitment Term and this obligation is absolute notwithstanding any early termination of the Agreement by you (“Membership Fee Obligations”). You agree to pay promptly: (i) all sales, use, excise, value added, and any other taxes which you are required to pay to any other governmental authority (and, at our request, will provide to us evidence of such payment) and (ii) all sales, use, excise, value added and any other taxes attributable to your Membership as shown on your invoice. The Membership Fee set forth on the Membership Details Form covers the Services for only the number of Members indicated in the Membership Details Form. Additional Members will result in additional fees as set forth on our website.

c.

Invoices; Financial Information. ZoE will send or otherwise provide invoices and other billing-related documents, information and notices to the Primary Member or, if a Billing Contact is indicated on the Membership Details Form, the Billing Contact. Change of the Billing Contact will require notice from the Authorized Signatory in accordance with this Agreement.

d.

Rent Increase: On each yearly anniversary of the Start Date (including during any Commitment Term) the Membership Fee will be subject to an automatic five percent (5%) increase over the then current Membership Fee. Following any Commitment Term, we reserve the right to further increase or decrease the Membership Fee at our sole discretion upon thirty (30) days’ prior notice to you in advance of and in accordance with the Termination Notice Period described below in Section 5(d).

e.

Late Fees. If payment for the Occupancy Fee or any other accrued and outstanding fee is not made by the first of the month following the month in which such payment is due, you will be responsible for paying the then-current late charge. The current late fee schedule is listed below. All late fees are subject to increase from time to time at our sole discretion.

Late Period	Fee Schedule
	Payment	Note
1-30 days	5%	of Monthly Rate
31-45 days	10%	of Accumulated Balance
45-60 days	20%	of Accumulated Balance
60+ days	Termination

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f.

Form of Payment. We accept payment of all amounts speciﬁed in this Agreement solely by the methods we communicate to you during the membership sign up process or from time to time during the Term. You are required to inform us promptly of any changes to your payment information. Changing your payment method may result in a change in the amount required under this Agreement to be held as the Security Deposit.

g.

Outstanding Fees. Any outstanding fees will be charged in arrears on a monthly basis. When we receive funds from you, we will ﬁrst apply funds to any balances which are in arrears (including any outstanding late fees) and to the earliest month due ﬁrst. Once past balances are satisﬁed, any remaining portion of the funds will be applied to current fees due. If any payments remain outstanding after we provide notice to you, we may, in our sole discretion, withhold Services or terminate this Agreement in accordance with Section 5.

h.	No Refunds. Except as otherwise provided for herein, there are no refunds of any fees or other amounts paid by you or your Members in connection with the Services.

5.	TERM AND TERMINATION

a.

Term. This Agreement will be effective when signed by both parties (“Effective Date”); provided that we have no obligations to provide you with the Services until the later of (i) the date on which payment of your Security Deposit, Cleaning Fee, Set-Up Fee and first month’s Membership Fee has been received by us or (ii) the Start Date. The initial term of this Agreement (the “Commitment Term”) is specified in your Membership Details Form and represents a binding minimum term of membership. Unless otherwise set forth on the Membership Details Form, following the Commitment Term, this Agreement shall automatically renew for successive periods equal in length to the initial Commitment Term (each, a “Renewal Term”), subject to the notice requirements set forth in Section 5(d). The Commitment Term and all subsequent Renewal Terms shall constitute the “Term.”

b.

Move In / Move Out. If the Start Date is a Regular Business Day, you will be entitled to move into the Laboratory Space no earlier than 11:00 a.m. on the Start Date, provided you have complied with the payment obligations described in Section 5(a). If the Start Date is not a Regular Business Day, you will be entitled to move into the Laboratory Space no earlier than 11:00 a.m. on the ﬁrst Regular Business Day after the Start Date. On the last Regular Business Day of the Termination Effective Month (defined below), you must vacate the Laboratory Space by no later than 4:00 p.m. We shall not be responsible for any damage to any of your property or equipment as a result of move in/move out.

c.

Cancellation Prior to Start Date. You may cancel this Agreement prior to the Start Date upon delivery of written notice to us. If you terminate more than one (1) full calendar month prior to your Start Date, you may be entitled to a refund of your Set-Up Fee, less any applicable charges, expenses or deductions; however, you will not be entitled to a refund of your Security Deposit. If you terminate within one (1) full calendar month prior to your Start Date, you will not be entitled to a refund of your Set-Up Fee or Security Deposit.

d.

Termination Rights. This Agreement shall remain in full force and effect during the Commitment Term and may not be terminated early by you, except in the event of a material breach by us that remains uncured following your written notice and a reasonable cure period. Should you terminate this Agreement during the Commitment Term in violation of these provisions, the total remaining Membership Fees for the entirety of the Commitment Term will become immediately due and payable, and your Service Retainer will be forfeited.

You may terminate this Agreement at the conclusion of the Commitment Term by providing us with written notice at least sixty (60) days prior to the last Regular Business Day of the Commitment Term. Should you wish to continue your membership beyond the Commitment Term, we will work with you to discuss and confirm the applicable Membership Fee for any Renewal Term. Absent a written agreement signed by both parties, this Agreement will automatically renew following the Commitment Term at the then-current Membership Fee.

e.

Termination or Suspension by Us. We may withhold Services or immediately terminate this Agreement: (i) upon breach of this Agreement by you or any Member; (ii) upon termination, expiration or material loss of our rights in the Premises; (iii) if any outstanding fees are still due after we provide notice to you; (iv) if you or any of your Members fail to comply with the terms and conditions of the Internet Terms of Service, or any other policies or instructions provided by us or applicable to you; or (v) at any other time, when we, in our sole discretion, see ﬁt to do so. You will remain liable for past due amounts, and we may exercise our rights to collect due payment, including costs and reasonable attorney’s fees, despite termination or expiration of this Agreement.

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An individual Member will no longer receive the Services and is no longer authorized to access the Main Premises or other Premises upon the earlier of (x) the termination or expiration of this Agreement; your removal of such Member from the Member List or (z) our notice to you that such Member violated this Agreement. We may withhold or terminate Services of individual Members for any of the foregoing reasons; in such circumstances this Agreement will continue in full force and effect to the exclusion of the relevant Member.

f.

Security Deposit. The Security Deposit will be held as a retainer for performance of all your obligations under this Agreement, including the Membership Fee Obligations, and is not intended to be a reserve from which fees may be paid. In the event you owe us other fees, you may not rely on deducting them from the Security Deposit, but must pay them separately. We will return the Security Deposit, or any balance after deducting outstanding fees and other costs due to us, including any unsatisfied Membership Fee Obligations, to you by bank transfer or other method that we communicate to you within thirty (30) days (or earlier if required by applicable law) after the later of (i) the termination or expiration of this Agreement and (ii) the date on which you provide to us all account information necessary for us to make such payment. Return of the Security Deposit is also subject to your complete performance of all your obligations under this Agreement, including full satisfaction of your Membership Fee Obligations and any additional obligations applicable following termination or expiration of this Agreement.

g.

Cleaning Fee. Member shall pay a refundable cleaning fee of $1,000 (“Cleaning Fee”) prior to the Commencement Date. This fee is intended to cover standard cleaning and turnover costs upon the termination or expiration of the Membership Agreement. If actual cleaning costs exceed $1,000, Portal Innovations reserves the right to invoice the Member for any additional expenses incurred. Any unused portion of the Cleaning Fee will be refunded within thirty (30) days following the end of the Membership Term, provided the space is returned in reasonably clean condition, normal wear and tear excepted.

h.

Removal of Property Upon Termination. Prior to the termination or expiration of this Agreement, you will remove all of your, your Members’, and your or their guests’ property from the Laboratory Space and Premises. After providing you with reasonable notice, we will be entitled to dispose of any property remaining in or on the Laboratory Space or Premises after the termination or expiration of this Agreement and will not have any obligation to store such property, and you waive any claims or demands regarding such property or our handling or disposal of such property. You will be responsible for paying any fees reasonably incurred by us regarding such removal. We shall have no implied obligations as a bailee or custodian, and you hereby indemnify us and agree to keep us indemnified in respect of any claims of any third parties in respect of such property. Following the termination or expiration of this Agreement, we will not forward or hold mail or other packages delivered to us.

6.	RULES

In addition to the Portal Code of Conduct (Exhibit B), the Portal Community Standards (Exhibit C), and any rules, policies and/or procedures that are specific to a Premises used by you:

a.	You acknowledge and agree that:

i.

keys, key cards and other such items used to gain physical access to the Premises, or the Laboratory Space remain our property. You will cause your Members to safeguard our property and you shall immediately notify us and be liable for all replacement fees should any such property be lost, stolen or destroyed;

ii.	you shall promptly notify us of any change to your contact and/or payment information;

iii.

we will provide notice to you of any changes to Services, fees, or other updates via email. It is your responsibility to read such emails and to ensure your Members are aware of any changes, regardless of whether we notify such Members directly;

iv.	carts, dollies and other freight items which may be made available may not be used in the passenger elevator except at our discretion;

v.	for security reasons, we may, but have no obligation to, regularly record certain areas in the Premises via video;

vi.	all of your Members are at least 18 years of age;

vii.

you shall be solely and fully responsible for ensuring that alcohol is consumed responsibly by your individual Members and that no alcohol is consumed by any of your Members or guests who is younger than the legal age for consuming alcohol in the applicable jurisdiction;

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viii.	common spaces are to be enjoyed by all our member companies, members and guests unless otherwise instructed by us, and are for temporary use and not as a place for continuous, everyday work;

ix.	you will provide us with reasonable notice of and complete all required paperwork prior to hosting any event at the Premises;

x.	you will be responsible for any damage to your Laboratory Space other than normal wear and tear;

xi.	you will be responsible for replacement fees for any item(s) provided to you by the ZoE community team for temporary use should any such property be lost, stolen or destroyed;

xii.

We provide temporary storage of mail and packages as a courtesy only. Storage is on a short-term basis and at conditions reasonably appropriate based solely on labeling visible on the exterior of each package. We assume no responsibility or liability for the condition, handling, or delivery of any mail or packages, including those delivered without an authorized ZoE employee’s signature acknowledging receipt;

xiii.

you may not make any structural or nonstructural alterations or installations (including, but not limited to, wall attachments, furniture, IT equipment, and/or glass paneling) in the Laboratory Space or elsewhere in the Premises without prior approval by us. In the event that any alterations or installations are made, you shall be responsible for the full cost and expense of the alteration or installation and, prior to the termination of this Agreement, the removal of such items and the restoration necessitated by any such alterations, and we shall deduct any such costs not otherwise paid by you from the Security Deposit. In no event are you permitted to perform any of these actions. Only a member of our facilities staff is entitled to perform an alteration, installation, removal or restoration. Reach out to a member of your community team for more information;

xiv.

you and your Members’ computers, tablets, mobile devices and other electronic equipment must be (a) kept up-to-date with the latest software updates provided by the software vendor and (b) kept clean of any malware, viruses, spyware, worms, Trojans, or anything that is designed to perform malicious, hostile and/or intrusive operations. We reserve the right to remove any device from our networks that poses a threat to our networks or users until the threat is remediated; and

xv.

you consent to our non-exclusive, non-transferable use of your Member Company name and/or logo in connection with identifying you as a Member Company of ZoE, alongside those of other member companies, on a public-facing “Membership” display on our website, as well as in video and other marketing materials. You warrant that your logo does not infringe upon the rights of any third party and that you have full authority to provide this consent. You may terminate this consent at any time upon thirty (30) days’ prior notice.

xvi.

we may disclose information about you or your Members as necessary to satisfy any applicable law, rule regulation, legal process or government request or as we otherwise deem necessary to the protection of us, other Member companies or other members;

xvii.

you and your Members will abide by other rules and regulations as determine by us and communicated to you, including by email. We may add, delete, or amend the rules and regulations at our reasonable discretion and with notice to you, provided that neither the enforcement of such rules nor the additions, deletions or amendments of such rules shall be discriminatory – that is such rules or additions will similarly apply to all other Members and Members with Laboratory Space in the Premises receiving similar services;

xviii.	all guests must be registered before entering the Premises.

b.	No Member will:

i.

perform any activity or cause or permit anything that is reasonably likely to be disruptive or dangerous to us or any other member companies, or our or their employees, guests or property, including without limitation the Laboratory Space or the Premises;

ii.	use, possess or sell intoxicants or illegal drugs on the Premises; engage in harassment or discrimination of any kind on the Premises;

iii.

use the Services, the Premises, the Laboratory Space, or the Network Connection to conduct or pursue any illegal or offensive activities or comport themselves to the community in a similar manner; all Members shall act in a respectful manner towards other member companies and our and their employees and guests;

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iv.	misrepresent himself or herself to the ZoE community, either in person or on the ZoE Member Network;

v.

take, copy or use any information or intellectual property belonging to other member companies or their members or guests, including without limitation any confidential or proprietary information, personal names, likenesses, voices, business names, trademarks, service marks, logos, trade dress, other identifiers or other intellectual property, or modified or altered versions of the same, and this provision will survive termination of this Agreement;

vi.

take, copy or use for any purpose the name “ZoE” or any of our other business names, trademarks, service marks, logos, trade dress, marketing material, other identifiers or other intellectual property or modified or altered versions of the same, or take, copy or use for any purpose any pictures or illustrations of any portion of the Premises, or engage in any conduct that is likely to cause confusion between ZoE and yourself, without our prior consent, and this provision will survive termination of this Agreement, provided that during the term of this Agreement you will be able to use “ZoE” in plain text to accurately identify an address or office location;

vii.	film within any Premises, including within the Laboratory Space, without completing all required paperwork and receiving express written consent from ZoE;

viii.	use the Laboratory Space in a retail, medical, or other capacity involving frequent visits by members of the public, as a residential or living space, or for any exclusively non-business purpose;

ix.

sell, manufacture or distribute any controlled substance, including alcoholic beverages, from the Laboratory Space, or obtain a license for such sale, manufacture, importation, or distribution using the Laboratory Space or the address of the Main Premises;

x.	use our mail and deliveries services for fraudulent or unlawful purposes, and we shall not be liable for any such use;

xi.

store significant amounts of currency or other valuable goods or commodities in the Laboratory Space that are not commonly kept in commercial offices; in the event that you do so, we will not be liable for any such loss;

xii.

make any copies of any keys, keycards or other means of entry to the Laboratory Space or the Premises or lend, share or transfer any keys or keycards to any third party, unless authorized by us in advance;

xiii.	install any locks to access the Laboratory Space or anywhere within the Premises, unless authorized by us in advance;

xiv.	allow any guest(s) to enter the building without registering such guest(s) and performing any additional required steps according to our policies;

xv.

operate any equipment within the Premises that has a higher heat output or electrical consumption than in a typical laboratory environment, or places excessive strain on our electrical, IT, HVAC or structural systems, with such determination to be made in our sole discretion, without our prior approval; or

xvi.	bring any weapons of any kind, or any other offensive, dangerous, hazardous, inflammable or explosive materials into the Laboratory Space or the Premises.

xvii.

use the Premises for any use other than general office, research, development and laboratory use and other ancillary uses related to the foregoing (all in proportions consistent with the design of the base building).

xviii.	use the Premises for a vivarium or fore the manufacturing of biotechnology or pharmaceutical products.

xix.

Attach or affix any items to the walls or make any alterations to the Laboratory Space, or install antennas or telecommunication lines or devices in the Laboratory space or the Premises or bring any additional furniture into Laboratory Space or Premises, in each case without prior written consent.

You are responsible for ensuring your Members comply with all Rules, The Portal Code of Conduct (Exhibit B), the Portal Community Standards (Exhibit C), and with all rules, policies and/or procedures that are specific to a Premises used by you, and agree that in the event of any penalty or fine resulting from the breach of any such rules, policies and/or procedures, you will be responsible for paying such penalty or fine.

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7.	ADDITIONAL AGREEMENTS

a.

Information Technology. In order to utilize all the functionalities offered by us, it may be necessary to install software onto a Member’s computer, tablet, mobile device or other electronic equipment. In addition, a Member may request that we troubleshoot problems a Member may have with respect to printing, accessing the network connection or other issues. If we provide such services, we will not be responsible for any damage to your equipment.

b.

Network Connection. ZoE provides shared Internet access to Members via a wireless network connection. Wired network connections, enhanced-speed wireless, or private wireless networks are available for an additional monthly fee. Additional IT services will be added by an amendment to this Agreement. For those Members wishing to implement a private wired network, ZoE may allow you to install a firewall device for your exclusive access and use, subject to ZoE IT approval, and you will be responsible for removal of the same. Your use of the share internet or wired network connections shall be in accordance with this Agreement and the Internet Terms of Service, available at www.portalinnovations.com/internet_TOS. Prior to any such installation or removal, you shall coordinate with the ZoE IT team to discuss the actual setup, appropriate time, manner and means for such installation or removal and any additional fees that may result from the request. To the extent that we incur any costs in connection with such installation or removal, which are not otherwise paid by you, we shall deduct such costs from the Security Deposit. You shall also be responsible for any monthly fees incurred relating to your private, secured wired network

c.

Waiver of Claims. To the extent permitted by law, you, on your own behalf and on behalf of your Members, employees, agents, guests and invitees, waive any and all claims and rights against us and our landlords at the Premises and our affiliates, parents, and successors and each of our and their employees, assignees, officers, agents and directors (collectively, the “ZoE Parties”) resulting from injury or damage to, or destruction, theft, or loss of, any property, or person, except to the extent caused by the gross negligence, willful misconduct or fraud of the ZoE Parties.

d.

Limitation of Liability. To the extent permitted by law, the aggregate monetary liability of any of the ZoE Parties to you or your Members, employees, agents, guests or invitees for any reason and for all causes of action, will not exceed the total Membership Fees paid by you to us under this Agreement in the twelve (12) months prior to the claim arising. None of the ZoE Parties will be liable under any cause of action, for any indirect, special, incidental, consequential, reliance or punitive damages, including loss of profits or business interruption. You acknowledge and agree that you may not commence any action or proceeding against any of the ZoE Parties, whether in contract, tort, or otherwise, unless the action, suit, or proceeding is commenced within one (1) year of the cause of action’s accrual. Notwithstanding anything contained in this Agreement to the contrary, you acknowledge and agree that you shall not commence any action or proceeding against any of the ZoE Parties other than the ZoE Party you are directly contracting with hereunder and the assets of such entity for any amounts due or for the performance of any obligations in connection with this Agreement.

e.

Indemnification. You will indemnify the ZoE Parties from and against any and all claims, including third party claims, liabilities, and expenses including reasonable attorneys’ fees, resulting from any breach or alleged breach of this Agreement by you or your Members or your or their guests, invitees or any of your or their actions or omissions, except to the extent a claim results from the gross negligence, willful misconduct or fraud of the ZoE Parties. You are responsible for the actions of and all damages caused by all persons and pets that you, your Members or your or their guests invite to enter any of the Premises, including but not limited to any vendors hired by you that enter the Premises. You shall not make any settlement that requires a materially adverse act or admission by us or imposes any obligation upon any of the ZoE Parties unless you have first obtained our or the relevant ZoE Party’s written consent. None of the ZoE Parties shall be liable for any obligations arising out of a settlement made without its prior written consent.

f.

Insurance. You are responsible for maintaining, at your own expense and at all times during the Term, personal property insurance and commercial general liability insurance covering you and your Members for property loss and damage, injury to your Members and your Members’ guests or pets and prevention of or denial of use of or access to, all or part of the Premises, in form and amount appropriate to your business. In addition you are responsible for maintaining, at your own expense and at all times during the Term, workers’ compensation insurance providing statutory benefits in accordance with the law and employer’s liability in an amount appropriate to your business. You will ensure that ZoE, Portal Innovations, LLC, and the landlord of the applicable Premises shall each be named as additional insureds on your commercial general liability policy and that all insurance policies shall include a clause stating that the insurer waives all rights of recovery, under subrogation or otherwise, you may have against ZoE and the landlord of the applicable premises. You shall provide proof of insurance upon our request.

Portal Membership Agreement (GA, June2025)	11

g.	Pets. Pets are not permitted on the Premises.

h.

Other Members. We do not control and are not responsible for the actions of other Member Companies, Members, or any other third parties. If a dispute arises between Member Companies, members or their invitees or guests, we shall have no responsibility or obligation to participate, mediate or indemnify any party.

i.

Third Party Services. Services do not include, and we are not involved in or liable for, the provision of products or services by third parties (“Third Party Services”) that you may elect to purchase in connection with your Membership, including via the ZoE Services Store, even if they appear on your ZoE invoice. Third Party Services are provided solely by the applicable third party (“Third Party Service Providers”) and pursuant to separate arrangements between you and the applicable Third Party Service Providers. These Third Party Service Providers’ terms and conditions will control with respect to the relevant Third Party Services. By adding a Member to the Member List, you are thereby authorizing that Member to access and use the ZoE Services Store in accordance with the terms of service available on our website.

j.

Privacy. We collect, process, transfer and secure personal data about you and your Members pursuant to the terms of our Privacy Policy, which can be found on our website www.portalinnovations.com/privacy-policy, and in accordance with all applicable data protection laws. Note that you are not obligated to provide us with personal information and any information collected by us will be provided by you at your own will and with your explicit consent granted herein by execution of this Agreement. You hereby (i) undertake, where necessary, to obtain consent from such Member to the collection, processing, transferring and securing of data described herein and (ii) confirm that you in fact collect and process such Member’s personal data in accordance with applicable law.

k.

Ex3 Consulting. Portal Innovations, through its Portal Ex3 program, offers access to individuals and resources to support leadership, strategic direction, and operational excellence. Portal has built a team of experienced executives, researchers, project managers, and domain specialists that can become part of your extended team to advance your programs without having to hire full time employees. Portal Ex3 Terms and Conditions are available at: www.portalinnovations.com/Ex3_TOS.

l.

New assets.  During Commitment Term, new assets may be added to this Agreement through a formal amendment process. All new assets added to this Agreement shall be valued based on their current market prices at the time the amendment is executed.

8.	ARBITRATION AND CLASS ACTION WAIVER

a.

Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and construed under the law of the State of Georgia, U.S.A. and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods.

b.

Venue. Except that either party may seek equitable or similar relief from any court of competent jurisdiction, any dispute, controversy or claim arising out of or in relation to this Agreement, or at law, or the breach, termination or invalidity of this Agreement, that cannot be settled amicably by agreement of the parties to this Agreement shall be finally settled in accordance with the arbitration rules of JAMS then in force, by one or more arbitrators appointed in accordance with said rules. The place of arbitration shall be Chicago, Illinois, U.S.A.

c.

Proceedings; Judgment. The proceedings shall be confidential and in English. The award rendered shall be final and binding on both parties. Judgment on the award may be entered in any court of competent jurisdiction. In any action, suit or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded, the prevailing party’s reasonable attorneys’ fees and other fees, costs and expenses of every kind in connection with the action, suit or proceeding, any appeal or petition for review, the collection of any award or the enforcement of any order, as determined by the arbitrator(s) or court, as applicable. This Agreement shall be interpreted and construed in the English language, which is the language of the official text of this Agreement.

Portal Membership Agreement (GA, June2025)	12

d.

Class Action Waiver. Any proceeding to resolve or litigate any dispute in any forum will be conducted solely on an individual basis. Neither you nor we will seek to have any dispute heard as a class action or in any other proceeding in which either party acts or proposes to act in a representative capacity. No proceeding will be combined with another without the prior written consent of all parties to all affected proceedings. You also agree not to participate in claims brought in a private attorney general or representative capacity, or any consolidated claims involving another person’s account, if we are a party to the proceeding. YOU ARE GIVING UP YOUR RIGHT TO PARTICIPATE AS A CLASS REPRESENTATIVE OR CLASS MEMBER ON ANY CLASS CLAIM YOU MAY HAVE AGAINST US INCLUDING ANY RIGHT TO CLASS ARBITRATION OR ANY CONSOLIDATION OF INDIVIDUAL ARBITRATIONS.

9.	MISCELLANEOUS

a.

Nature of the Agreement; Relationship of the Parties. Your agreement with us is the commercial equivalent of an agreement for accommodation in a hotel. The whole of the Laboratory Space remains our property and in our possession and control. We are giving you the right to share with us the use of the Laboratory Space so that we can provide the Services to you. Notwithstanding anything in this Agreement to the contrary, you and we agree that our relationship is not that of landlord-tenant or lessor-lessee and this Agreement in no way shall be construed as to grant you or any Member any title, easement, lien, possession or related rights in our business, the Premises, the Laboratory Space or anything contained in or on the Premises or Laboratory Space. This Agreement creates no tenancy interest, leasehold estate, or other real property interest. The parties hereto shall each be independent contractors in the performance of their obligations under this Agreement, and this Agreement shall not be deemed to create a ﬁduciary or agency relationship, or partnership or joint venture, for any purpose. You acknowledge and agree that you are entering into this Agreement for the purposes of and in the course of your trade, business and/or profession, and not as a consumer. Neither party will in any way misrepresent our relationship. On or before the Start Date you will provide: (1) a Waiver Letter in the form attached hereto as Exhibit A; and (2) a list of Hazardous Substances (as defined below) you use or intend to use at the Premises (certified by you to be true and correct). From time-to-time you will provide an updated list of Hazardous Substances you use or intend to use at the Premises. For purposes of this paragraph, “Hazardous Substances” means pollutants, contaminants, toxic or hazardous wastes, asbestos, polychlorinated biphenyls (“PCBs”), oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative, the removal of which is required or the presence or use of which is or becomes restricted, prohibited or penalized by any Environmental Law (hereinafter defined) including without limitation live organisms, viruses and fungi, medical waste and any so-called “biohazard” materials,” and any materials on the right to know list of the Occupational Safety and Health Administration. The term “Hazardous Substance” includes, without limitation, any material or substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law or (ii) contains any component now or hereafter designated as such. The term “Environmental Law”, shall mean any federal, state or local law, ordinance or other statute, rule or regulation of any local, state or federal governmental or quasi-governmental authority relating to pollution or protection of the environment or health and safety matters, including but not limited to any discharge by you into the air (including outdoor air and indoor air), surface water, sewers, soil or groundwater of any Hazardous Substance whether within or outside the Premises, including, without limitation (a) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Materials, whether solid, liquid, or gaseous in nature, into the air (including outdoor air and indoor air), surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; and (b) all requirements pertaining to the health and safety of employees or the public, including those relating to lead paint, radon gas, asbestos, and the storage and disposal of oil and biological, chemical, laboratory, medical, radioactive and hazardous wastes, substances and materials. Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC § 5101, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC § 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251, et seq., the Clean Air Act of 1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC § 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC §§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC § 651 et seq., the Oil Pollution Act of 1990, 33 USC § 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC § 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC § 136 et seq., and any other state or local law counterparts, as amended. You, at your sole cost and expense, shall comply with (i) all Environmental Laws, and (ii) any rules, requirements and safety procedures of (A) the Georgia EPA, the City of Atlanta, and any other governmental agency with jurisdiction over Hazardous Substances and (B) any insurer of the Building or the Premises with respect to your use, storage and disposal of any Hazardous Substances.

Portal Membership Agreement (GA, June2025)	13

b.

Updates to the Agreement. Changes to membership and overage fees, will be governed by Section 4(b) and 4(d) of this Agreement, respectively. We may from time to time update this Agreement and will provide notice to you of these updates. You will be deemed to have accepted the new terms of the Agreement following the completion of two (2) full calendar months after the date of notice of the update(s). Continued use of the Laboratory Space or Services beyond this time will constitute acceptance of the new terms.

c.	Waiver. Neither party shall be deemed by any act or omission to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving party.

d.

Subordination. This Agreement is subject and subordinate to our lease with our landlord of the Premises and to any supplemental documentation and to any other agreements to which our lease with such landlord is subject to or subordinate. However, the foregoing does not imply any sublease or other similar relationship involving an interest in real property.

e.

Extraordinary Events. ZoE will not be liable for, and will not be considered in default or breach of this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond ZoE’s reasonable control, including without limitation (i) any delays or changes in construction of, or ZoE’s ability to procure any space in, any Premises, and (ii) any delays or failure to perform caused by conditions under the control of our landlord at the applicable Premises.

f.

Severable Provisions. Each provision of this Agreement shall be considered severable. To the extent that any provision of this Agreement is prohibited or otherwise limited, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under applicable law.

g.

Confidentiality. The Parties agree that the terms and conditions of this agreement, including but not limited to the fees and any other specific provisions, are confidential. Both Parties agree not to disclose, directly or indirectly, the terms of this agreement to any third party without the prior written consent of the other Party, except as required by law. This confidentiality obligation extends beyond the termination of this agreement.

h.

Survival. Sections 1, 2(b), 4 (to the extent any payments remain outstanding), 5, 7, 8, and 9 and all other provisions of this Agreement reasonably expected to survive the termination or expiration of this Agreement will do so.

i.

Notices. Any and all notices under this Agreement will be given via email, and will be effective on the first business day after being sent. All notices will be sent via email to the email addresses specified on the Membership Details Form, except as otherwise provided in this Agreement. ZoE may send notices to either (or both) the Primary Member or the Authorized Signatory, as ZoE determines in its reasonable discretion. Notices related to the physical Laboratory Space, Premises, Members, other Member Companies or other issues in the Premises should be sent by the Primary Member. Notices related to this Agreement or the business relationship between you and ZoE should be sent by your Authorized Signatory. In the event that we receive multiple notices from different individuals within your company containing inconsistent instructions, the Authorized Signatory’s notice will control unless we decide otherwise in our reasonable discretion.

j.

Headings; Interpretation. The headings in this Agreement are for convenience only and are not to be used to interpret or construe any provision of this Agreement. Any use of “including,” “for example” or “such as” in this Agreement shall be read as being followed by “without limitation” where appropriate. References to any times of day in this Agreement refer to the time of day in the Laboratory Space’s time zone.

k.

No Assignment. Except in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of the shares or assets of you or your parent corporation, you may not transfer or otherwise assign any of your rights or obligations under this Agreement (including by operation of law) without our prior consent. We may assign this Agreement without your consent.

Portal Membership Agreement (GA, June2025)	14

l.

Sanctions. You hereby represent and warrant that (i) during the term of this Agreement you and your Members will comply with all applicable U.S. and non-U.S. economic sanctions and export control laws and regulations, including but not limited to the economic sanctions regulations implemented under statutory authority and/or Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (31 C.F.R. Part 500 et seq.), the U.S. Commerce Department’s Export Administration Regulations (15 C.F.R. Part 730 et seq.), the economic sanctions rules and regulations of the European Council, United Kingdom, and EU Member States, and EU’s Dual-use Regulation 428/2009 (collectively, “Trade Control Laws”); (ii) neither you nor any of your Members, subsidiaries or affiliates, nor directors or officers is (a) a citizen or resident of, an entity organized under the laws of, or otherwise located in, a country subject to comprehensive territorial sanctions maintained by OFAC (hereinafter referred to as “Sanctioned Countries”), (b) identified on U.S. Government restricted party lists including the Specially Designated Nationals List and Foreign Sanctions Evaders List administered by OFAC; the Denied Parties List, Unverified List or Entity List maintained by the U.S. Commerce Department Bureau of Industry and Security; or the List of Statutorily Debarred Parties maintained by the U.S. State Department Directorate of Defense Trade Controls, (c) a listed person or entity on the Consolidated List of persons and entities subject to asset-freezing measures or other sanctions maintained by the European Union, and by the Member States of the European Union, or (d) a person or entity subject to asset-freezing measures or other sanctions maintained by the United Kingdom’s HM Treasury (collectively referred to herein as “Restricted Parties”); (iii) neither you nor any of your Members, subsidiaries and/or affiliates are 50% or more owned, individually or in the aggregate, directly or indirectly by one or more Restricted Parties or otherwise controlled by Restricted Parties; (iv) less than 10% of your total annual revenues are, and will continue to be for the duration of the Agreement, generated from activities involving, directly or indirectly, one or more of the Sanctioned Countries; and (v) neither you nor any of your Members will, at any time during the Term, engage in any activity under this Agreement, including the use of Services provided by ZoE in connection with this Agreement, that violates applicable Trade Control Laws or causes ZoE to be in violation of Trade Control Laws.

m.

Anti-Money Laundering. You hereby represent and warrant that at all times you and your Members have conducted and will conduct your operations in accordance with all laws that prohibit commercial or public bribery and money laundering (the “Anti- Money Laundering Laws”), and that all funds which you will use to comply with your payments obligations under this Agreement will be derived from legal sources, pursuant to the provisions of Anti- Money Laundering Laws. You will provide us with all information and documents that we from time to time may request in order to comply with all Anti- Money Laundering Laws.

n.

Anti-Corruption Laws. Neither you nor any of your Members, your directors, officers, employees, agents, subcontractors, representatives or anyone acting on your behalf, (i) has, directly or indirectly, offered, paid, given, promised, or authorized the payment of any money, gift or anything of value to: (A) any Government Official or any commercial party, (B) any person while knowing or having reason to know that all or a portion of such money, gift or thing of value will be offered, paid or given, directly or indirectly, to any Government Official or any commercial party, or (C) any employee or representative of ZoE for the purpose of (1) influencing an act or decision of the Government Official or commercial party in his or her official capacity, (2) inducing the Government Official or commercial party to do or omit to do any act in violation of the lawful duty of such official, (3) securing an improper advantage or (4) securing the execution of this Agreement, (ii) will authorize or make any payments or gifts or any offers or promises of payments or gifts of any kind, directly or indirectly, in connection with this Agreement, the Services or the Laboratory Space. For purposes this section, “Government Official” means any officer, employee or person acting in an official capacity for any government agency or instrumentality, including state-owned or controlled companies, and public international organizations, as well as a political party or official thereof or candidate for political office.

o.	Compliance with Laws. You hereby represent and warrant that at all times you and your Members have conducted and will conduct your operations ethically and in accordance with all applicable laws.

p.

Brokers. You hereby represent and warrant that you have not used a broker or realtor in connection with the membership transaction covered by this Agreement, except as may be provided for in the ZoE broker referral program. You hereby indemnify and hold us harmless against any claims arising from the breach of any warranty or representation of this paragraph.

q.

Counterparts and Electronic Signature. This Agreement may be executed in any number of counterparts by either handwritten or electronic signature, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement, and each of which counterparts may be delivered by emailing the other party to this Agreement signed scanned document or electronically signed portable document format (pdf) version of the contract (as applicable). Each party agrees to the execution of this Agreement in this manner, and the parties acknowledge that execution in this manner creates a binding contract between the parties on the Effective Date.

r.

Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and shall not be changed in any manner except by a writing executed by both parties or as otherwise permitted herein. All prior agreements and understandings between the parties regarding the matters described herein have merged into this Agreement.

Portal Membership Agreement (GA, June2025)	15

Exhibit A

Waiver Letter

<Landlord>

<Landlord’s address>

Re:	<Describe Lease>

Dear _________,

All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

[Incubator Subtenant] a/an [State/Commonwealth of organization and type of entity] (“Occupant”) hereby (a) waives on behalf of itself and its property insurer(s) (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action or cause of action against ______________ and their lenders, agents, officers, servants, partners, shareholders, employees, successors and assigns (collectively, the “Related Parties”) for any loss or damage that may occur to, within and/or on any portion of the building commonly known as 101 Nerem Street NW, Atlanta, GA 30313 or the land on which such building is located, or any personal property of such Occupant therein or thereon which is insured against under any property insurance policy actually being maintained by such Occupant from time to time, even if not required, or which would be insured against under the terms of any insurance policy required to be carried or maintained by such Occupant, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of any of the Related Parties, and (b) agrees to cause appropriate clauses to be included in all of its property insurance policies necessary to implement the foregoing.

Fb

Very truly yours,

[Incubator Subtenant]

By: ____________

Name:

Hereunto duly authorized

Portal Membership Agreement (GA, June2025)	16

Exhibit B

The Portal Code of Conduct

As a valued member of Portal’s lab and office space, we all have the responsibility to ensure a safe, comfortable, and productive environment for everyone. To achieve this, we ask that everyone abide by the following code of conduct:

1.    Safety first: Access cards and access into the lab are given after completion of all necessary training and orientations. Access cards are not transferable. Do not swipe anyone in (including guests) without direct authorization from Portal staff. Any fines resulting from a Member Company’s misuse of the space (e.g., fire department fines) will be charged to the member. It is everyone’s responsibility to stay updated on all policies and safety procedures.

2.    Respect others: Be respectful of all member companies and Portal staff, their space, and their work. Treat others how you would like to be treated. Do not engage in discriminatory behavior or language.

3.    Keep the space clean and tidy: Please keep your work area clean and tidy, and dispose of any waste properly. Do not leave equipment, materials, or personal items in shared areas. If the rule is violated, a fee will automatically be assessed on your monthly bill.

4.    Use equipment properly: Use lab equipment and machinery only if you are trained to do so. Access to cryostorage tanks and LN2 supply tanks is restricted to authorized personnel under Portal’s Cryostorage Policy. Follow all safety guidelines and report any accidents or malfunctions immediately. Storage space is based upon rented assets; please consult the Operations team for additional details. Only reservations made through Co-Works are valid for using conference rooms and equipment.

5.    Be mindful of noise levels: Keep noise levels at a minimum, especially during working hours. Be considerate of others who may be working on tasks that require concentration.

6.    Communicate effectively: Be clear and concise when communicating with all member companies and Portal staff. Keep in mind that everyone has different schedules and priorities, so be mindful of when and how you communicate.

7.    Respect confidentiality: Respect the confidentiality of all member companies and Portal staff’ research and work. Do not share sensitive information without permission.

8.    Be punctual: Be on time for scheduled meetings and appointments. If you are running late or need to reschedule, communicate this to all member companies and Portal staff in a timely manner.

9.    Use common areas responsibly: Common areas, such as kitchens and conference rooms, should be kept clean and tidy. Do not monopolize these spaces and be mindful of others who may need to use them.

10.    Report any issues: If you notice any issues or concerns, such as safety hazards or equipment malfunctions, report them to the appropriate person immediately.

11.    Use of Non-rented, Benches, Desks or Portal Assets. Portal Lab and Operations teams perform daily walkthroughs to ensure an organized lab space. If any use of non-rented assets including desks and benches (“encroachment”) is observed, the member company will be given a verbal warning. If the encroachment continues, a fine of $150 a day will be applied to their monthly lease until the non-rented desks/benches are cleared. Notice of the encroachment fine will be emailed to the Member Company. If a Member Company receives five (5) violations, the asset used will be added to the Monthly Fee for the Commitment Term

Failure to comply with the Portal Code of Conduct can result in loss of lab and office privileges, fine(s) and/or termination of membership

By following this code of conduct, we can create a positive and productive shared lab and office space for all members.

Portal Membership Agreement (GA, June2025)	17

Exhibit C

The Portal Community Standards

To ensure a safe, respectful, and productive workplace for everyone, Portal requires all member companies and their employees to adhere to the following standards, both on-site and at any off-site events. Violations may result in disciplinary action, including possible termination of the membership agreement. Some expectations outlined here are also reflected in the terms of the membership agreement.

Members are expected to:

o	Treat all members of the Portal community with professionalism, courtesy, and respect.

o	Communicate openly and constructively, offering feedback and ideas in a respectful manner.

o	Respect the confidentiality of all proprietary, confidential, and intellectual property belonging to Portal, member companies, and individuals.

The following actions are prohibited:

o	Engaging in any form of harassment or discrimination.

o	Committing assault or engaging in abusive behavior toward any member, Portal employee, guest, or visitor.

o	Violating workplace safety policies or applicable laws and regulations.

o	Using Portal-owned equipment or machinery without prior approval and completion of required training.

o	Operating Portal equipment while under the influence of alcohol, narcotics, or other impairing substances.

o	Damaging, defacing, or destroying Portal property.

o	Engaging in theft of any kind, regardless of value.

o	Carrying, displaying or using a weapon.

o	Unauthorized use of open lab space, bench space, office suites, desk space,

o	Possessing, using, or selling illegal drugs or intoxicants on Portal premises.

o	Use of unauthorized chemicals or substances on any Portal premise.

Thank you for helping make Portal a safe, respectful, and exceptional place to work and grow.

Portal Membership Agreement (GA, June2025)	18